EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-167352, 333-122024, 333-60814, 333-17247, 333-12777, and 033-95776 on Form S-8, and in Registration Statement Nos. 333-178641, 333-111538, 333-105429, 333-51650, 333-80143, 333-69383, 333-40625, 333-14129, 333-192496 and 333-193012 on Form S-3 of NTN Buzztime, Inc. of our report dated March 31, 2014, relating to our audit of the consolidated financial statements and the financial statement schedule of NTN Buzztime, Inc. and Subsidiaries, which appears in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

March 31, 2014